Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011 relating to the consolidated financial statements of Orange 21 Inc. for the years ended December 31, 2010 and December 31, 2009, which appears in Orange 21 Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 8, 2011